Exhibit 99.1

Contact:
Michael Ostrach
Chief Business and Principal Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS FOURTH QUARTER AND YEAR END 2013

FINANCIAL RESULTS

BERKELEY, CA – March 10, 2014 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the fourth quarter and year ended December 31, 2013. The Company had $189.4 million in cash, cash equivalents and marketable securities as of December 31, 2013.

For the quarter ended December 31, 2013, Dynavax reported total revenues of $2.8 million compared to $1.8 million for the fourth quarter of 2012. For the year ended December 31, 2013, total revenues were $11.3 million compared to $9.7 million for 2012.

General and administrative expenses were $3.7 million for the quarter ended December 31, 2013 compared to $9.3 million for the fourth quarter of 2012. For the twelve months ended December 31, 2013, general and administrative expenses were $25.9 million compared to $28.2 million for the same period in 2012. The 2013 twelve month period includes non-recurring and non-cash stock-based severance costs of $7.7 million compared to $2.1 million for the same period in 2012. General and administrative expenses other than these organizational transition costs decreased by 38% during the fourth quarter and 28% for the twelve month period of 2013.

Research and development expenses were $12.1 million for the quarter ended December 31, 2013 compared to $12.5 million for the fourth quarter of 2012.  For the twelve months ended December 31, 2013, research and development expenses were $50.9 million compared to $49.1 million for the same period in 2012.

The net loss allocable to common stockholders for the twelve months ended December 31, 2013 was $75.2 million, or $0.38 per basic and diluted share, which includes a one-time non-cash deemed dividend of $8.5 million related to the beneficial conversion feature of the Series B Convertible Preferred Stock. The net loss allocable to common stockholders for the twelve months ended December 31, 2012 was $69.9 million, or $0.41 per basic and diluted share.

About HEPLISAVTM

HEPLISAV is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. Dynavax has worldwide commercial rights to HEPLISAV.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenues:
Collaboration revenue	$1,580	$1,008	$4,929	$4,610
Grant revenue	1,283	751	5,138	3,939
Service and license revenue	(16)	47	1,184	1,165
Total revenues	2,847	1,806	11,251	9,714
Operating expenses:
Research and development	12,131	12,515	50,870	49,146
General and administrative	3,700	9,293	25,943	28,164
Unoccupied facility expense	8	--	926	--
Total operating expenses	15,839	21,808	77,739	77,310
Loss from operations	(12,992)	(20,002)	(66,488)	(67,596)
Interest income	(47)	83	116	291
Interest expense	83	(586)	--	(2,351)
Other income (expense)	(100)	(38)	(348)	(293)
Net loss	(13,056)	(20,543)	(66,720)	(69,949)
Preferred stock deemed dividend	(8,469)	--	(8,469)	--
Net loss allocable to common stockholders	$(21,525)	$(20,543)	$(75,189)	$(69,949)
Basic and diluted net loss per share allocable to common stockholders	$(0.09)	$(0.11)	$(0.38)	$(0.41)
Shares used to compute basic and diluted net loss per share allocable to common stockholders	235,879	180,685	196,275	170,469

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Cash, cash equivalents and marketable securities	$189,376	$125,130
Property and equipment, net	8,706	7,965
Goodwill	2,579	2,475
Other assets	3,961	4,182
Total assets	$204,622	$139,752
Liabilities and stockholders’ equity
Deferred revenues	$7,298	$12,068
Other liabilities	11,030	12,858
Total liabilities	18,328	24,926
Stockholders’ equity	186,294	114,826
Total liabilities and stockholders’ equity	$204,622	$139,752

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